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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                 SCHEDULE 13G


                   Under The Securities Exchange Act of 1934

                             (AMENDMENT NO. __ )*

                            MOBILE PET SYSTEMS, INC.
 -------------------------------------------------------------------------------
                               (Name of Issuer)


                   Common Stock, par value $0.0001 per share
 -------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   60740U102
 -------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 1999
 -------------------------------------------------------------------------------
            (Date of Event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  PAUL J. CROWE

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            5,100,000 (1)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                -
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             5,100,000 (1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                  -
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        5,100,000 (1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                   -

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      37.9% based upon 13,359,658 shares outstanding and 100,000 options held by Reporting Person as of 12/31/99
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
(1)  Includes options to purchase 100,000 shares

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1 (a).    NAME OF ISSUER:

               MOBILE PET SYSTEMS, INC.

ITEM 1 (b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2150 WASHINGTON STREET, SUITE 110
               SAN DIEGO, CALIFORNIA 92110


ITEM 2 (c).    NAME OF PERSON FILING:

               PAUL J. CROWE

ITEM 2 (b).    ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               2150 WASHINGTON STREET, SUITE 110
               SAN DIEGO, CALIFORNIA 92110


ITEM 2 (c).    CITIZENSHIP:

               USA

ITEM 2 (d).    TITLE OF CLASS OF SECURITIES:

               Common Stock, par value of $0.001 per share

ITEM 2 (e).    CUSIP NUMBER:

               60740U102

ITEM 3 (e)     IF THIS STATEMENT IS FILED PURSUANT TO (S)(S) 240.13d-1(b) or
               240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.

ITEM 4.        OWNERSHIP:

          (a)  5,100,000 (1)
          (b) 37.9% based upon 13,359,658 shares outstanding and 100,000 options held by Reporting Person as of 12/31/99
          (c)  (i)    5,100,000 (1)
               (ii)   0
               (iii)  5,100,000 (1)
               (iv)   0

(1) Includes options to purchase 100,000 shares

ITEM 5. OWNERSHIP OF MORE THAN FIVE PERCENT OR LESS OF A CLASS: If this statement is being filed to report the fact that as of the date here of the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

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               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:
               Not applicable.

ITEM 10.       CERTIFICATION:
               BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT BEING HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGE IN OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT EFFECT.



               SIGNATURE:
               AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

       8/1/01                             /s/ Paul J. Crowe
---------------------------         By:   --------------------------------------
         DATED                            PAUL J. CROWE, an individual

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